Exhibit (d)(30)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of July 16, 2014, (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and Invesco Advisers, Inc., a Delaware corporation (“Invesco” or “Adviser”).

FMG LLC and Invesco agree to modify the Investment Advisory Agreement dated as of May 1, 2011, (“Agreement”) as follows:

1. Name Change. The name of EQ/Van Kampen Comstock Portfolio has changed to EQ/Invesco Comstock Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the Adviser to EQ/Invesco Comstock

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		INVESCO ADVISERS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Brian Thorp
	Steven M. Joenk		Name: Brian Thorp
	Chairman, Chief Executive Officer and President		Title: Vice President

APPENDIX A

TO

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee Rate
EQ/Invesco Comstock Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $250 million; 0.375% of the Portfolio’s average daily net assets over $250 million and up to and including $500 million; 0.35% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; and 0.275% of the Portfolio’s average daily net assets in excess of $1 billion.